UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 18, 2011

CLEAN ENERGY FUELS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33480	33-0968580
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification
Incorporation)		No.)

3020 Old Ranch Parkway, Suite 400 Seal Beach, California	90740
(Address of Principal Executive Offices)	Zip Code

(562) 493-2804

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.                     Regulation FD Disclosure.

Statements about the Effect on our Results of Operations in the Fourth Quarter of 2010 of: (i) the Federal Volumetric Excise Tax Credit; (ii) our Series I Warrants; (iii) our Acquisition of I.M.W. Industries Ltd. (“IMW”); (iv) our Intangible Assets; and (v) our McCommas Bluff Landfill Assets.

During the fourth quarter of 2010, Clean Energy Fuels Corp. (the “Company”) anticipates that it will record $16.0 million of revenue related to the reinstatement of the Volumetric Excise Tax Credit (the “Credit”).  During the fourth quarter of 2010, the Credit was reinstated retroactive to January 1, 2010, and was also extended through December 31, 2011.

The Company accounts for its Series I warrants as a derivative, which requires the Company to mark-to-market the Series I warrants at the end of each reporting period. The Company uses a Monte Carlo simulation model to value the Series I warrants, which requires the Company to make estimates regarding risk-free interest rates, the volatility of its stock price, and its anticipated dividend yield, among others.  During the fourth quarter of 2010, the Company anticipates that it will record a non-cash gain of approximately $4.4 million related to valuing the Series I warrants and removing the liability associated with our agreement to accelerate the expiration date of 1,183,712 Series I warrants during the period.  For more information about the accounting treatment of our Series I warrants, refer to notes 1(d) and 20 of our consolidated financial statements contained in our Form 10-K for the year ended December 31, 2009.

Additionally, accounting guidance for business combinations requires the Company to adjust certain contingent consideration liabilities in connection with any business combination for each reporting period, with a corresponding gain or loss reflected in the statement of operations, based on changes in the fair value of the obligation.  The Company anticipates recording a gain of approximately $1.2 million related to an estimated reduction in the amount of additional consideration that the Company may be required to pay to the shareholder of IMW in connection with the Company’s acquisition of IMW on September 7, 2010.  The contingent consideration was valued at approximately $8.1 million as of December 31, 2010.  The IMW shareholder will be able to earn additional consideration if IMW achieves certain adjusted gross profit targets, over a four-year period, of up to $40.0 million.

In the fourth quarter of 2010, the Company anticipates incurring approximately $1.4 million of amortization expense related to amortizing the intangible assets acquired as part of the IMW acquisition, and incurring approximately $0.8 million of interest expense related to the accretion of the notes payable issued as part of the consideration for the acquisition.

Also during the fourth quarter, the Company anticipates recording approximately $14.5 million of revenue related to IMW, exclusive of any sales from IMW to the Company, which are eliminated in the Company’s consolidated financial statements.

In the fourth quarter of 2010, the Company anticipates recognizing an expense of approximately $1.5 million related to an intangible asset.  This expense is attributable to losing a competitive bid to a competitor and determining that the intangible asset was impaired.

In the fourth quarter of 2010, the Company’s subsidiary, Dallas Clean Energy, LLC (“DCE”), anticipates recognizing an expense of approximately $0.7 million related to equipment that was replaced as part of its expansion of the McCommas Bluff landfill in Dallas, Texas.

Special Note Regarding Forward-Looking Statements

Certain statements in this current report on Form 8-K constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including the statements regarding the Company’s anticipated revenues related to the Credit, its gain related to the valuation of its Series I warrants, the anticipated gain related to the Company’s additional consideration related to its IMW acquisition, the amount of contingent consideration payable if IMW achieves certain adjusted gross profit targets over a four-year period, IMW’s revenues for the period, and certain other costs associated with the Company’s intangible assets and its McCommas Bluff landfill.  Forward-looking statements are based upon current assumptions, expectations and beliefs concerning future developments and their potential effect on our business. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecast in these forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in “Risk Factors” in Part I, Item 1A of our Form 10-K for the year ended December 31, 2009 and of our Form 10-Q for the quarter ended September 30, 2010.  These forward-looking statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 18, 2011		Clean Energy Fuels Corp.

	By:	/s/ Richard R. Wheeler
Name: Richard R. Wheeler
Title: Chief Financial Officer